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                                                                     EXHIBIT 5.1


                         [BAKER & McKENZIE LETTERHEAD]


                              October 11, 1996


Borland International, Inc.
100 Borland Way
Scotts Valley, CA 95066-3249


Gentlemen:

     We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about October 9, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 5,760,787 shares (the "Shares") of your Common Stock, par value $.01 per share. The Shares will be issued in connection with the merger of Aspen Acquisition Corp., your wholly-owned subsidiary, with and into Open Environment Corporation. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and amendments thereto. By giving such consent we do not thereby admit that we are experts with respect to the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act, or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ BAKER & McKENZIE